Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Waste Management Retirement Savings Plan of our report dated June 18, 2020, with respect to the financial statements and supplemental schedule of the Waste Management Retirement Savings Plan included in the Annual Report (Form 11-K) for the year ended December 31, 2019.

/s/ WEAVER AND TIDWELL, L.L.P.

Houston, Texas
March 1, 2021